NAIONAL FUEL GAS DISTRIBUTION CORPORATION            S-3
                             PROFORMA BALANCE SHEET                Page 1 of 3
                               AT AUGUST 31, 1995
                                  (UNAUDITED)
                           (Thousands of Dollars)

                                                     Adjustments
                                        Per Books     Dr. (Cr.)      Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT           $1,082,611                   $1,082,611
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATION    264,171                      264,171
                                           818,440          0           818,440
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS            2,620    168,178 (a,b)     170,798
    ACCOUNTS RECEIVABLE - INTERCOMPANY      10,237                       10,237
    ACCOUNTS RECIEVABLE- NET                55,545                       55,545
    UNBILLED UTILITY REVENUE                13,613                       13,613
    GAS STORED UNDERGROUND                  17,530                       17,530
    MATERIALS AND SUPPLIES                   8,380                        8,380
    PREPAYMENTS                             13,656                       13,656
                                           121,581    168,178           289,759
OTHER ASSETS
    RECOVERABLE FUTURE TAXES                92,956                       92,956
    UNAMORTIZED DEBT EXPENSE                17,536                       17,536
    OTHER REGULATORY ASSETS                 33,440                       33,440
    DEFERRED CHARGES                         1,962                        1,962
    OTHER                                    8,662                        8,662
                                           154,556          0           154,556

TOTAL ASSETS                            $1,094,577   $168,178        $1,262,755

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $   59,171                   $   59,171
    PAID IN CAPITAL                        121,668                      121,668
    EARNINGS REINVESTED IN THE
       BUSINESS                            218,473      6,785 (b,c)     211,688
                                           399,312      6,785           392,527

NOTES PAYABLE INTERCOMPANY                 276,000                      276,000
TOTAL CAPITALIZATION                       675,312      6,785           668,527


CURRENT AND ACCRUED LIABILITIES
    NOTES PAYABLE - INTERCOMPANY            69,500   (178,617)(a)       248,117
    ACCOUNTS PAYABLE                        26,188                       26,188
    ACCOUNTS PAYABLE-INTERCOMPANY           11,982                       11,982
    AMOUNTS PAYABLE TO CUSTOMERS            49,519                       49,519
    OTHER ACCRUALS AND CURRENT
      LIABILITIES                           46,423      3,654 (c)        42,769
                                           203,612   (174,963)          378,575

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                                151,123                      151,123
    TAXES REFUNDABLE TO CUSTOMERS           23,390                       23,390
    UNAMORTIZED INVESTMENT TAX CREDIT       13,004                       13,004
    OTHER DEFERRED CREDITS                  28,136                       28,136
                                           215,653                      215,653

TOTAL CAPITALIZATION AND LIABILITIES    $1,094,577  $(168,178)       $1,262,755

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

             NATIONAL FUEL GAS DISTRIBUTION CORPORATION                  S-3
                PROFORMA STATEMENTS OF INCOME AND                   Page 2 of 3
               EARNINGS REINVESTED IN THE BUSINESS
           FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                         (UNAUDITED)
                 (Thousands of Dollars)

                                                     Adjustments
                                    Per Books        Dr. (Cr.)       Pro Forma

OPERATING REVENUES                  $786,619                         $786,619

OPERATING EXPENSES:
        PURCHASED GAS                395,132                          395,132
        OPERATION EXPENSE            175,997                          175,997
        MAINTENANCE                   17,898                           17,898
        PROPERTY, FRANCHISE &
           OTHER TAXES                79,833                           79,833
        DEPRECIATION, DEPLETION &
           AMORTIZATION               30,009                           30,009
        INCOME TAXES - NET            23,162          (3,654)(c)       19,508
                                     722,031          (3,654)         718,377

OPERATING INCOME                      64,588          (3,654)          68,242

OTHER INCOME                           1,521                            1,521

INCOME BEFORE INTEREST CHARGES        66,109          (3,654)          69,763

INTEREST CHARGES:
        INTEREST - INTERCOMPANY       26,978          10,439 (b)       37,417
        OTHER INTEREST                 4,675                            4,675
                                      31,653          10,439           42,092

NET INCOME                            34,456           6,785           27,671

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994      215,761                          215,761
                                     250,217           6,785          243,432
   DIVIDENDS ON COMMON STOCK          31,744                           31,744
   BALANCE AT AUGUST 31, 1995       $218,473         $ 6,785         $211,688

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

           NATIONAL FUEL GAS DISTRIBUTION CORPORATION                   S-3
                  PRO FORMA  ADJUSTING ENTRIES                      Page 3 of 3
                     AS OF AUGUST 31, 1995
                        (UNAUDITED)
                  (Thousands of Dollars)

                                                  Debit        Credit
          (a)
Cash                                             178,617
     Notes Payable Intercompany-Current                        178,617

To increase money pool borrowings
to allocated share of incremental borrowings.

          (b)
Interest Expense Intercompany                     10,439
     Cash                                                       10,439

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                 3,654
     Income Tax Expense                                          3,654

To record tax effect of entry (b) at 35%.